Exhibit 10.18

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

by and among

ACCELERANT HOLDINGS

and

THE PURCHASERS PARTY HERETO

January 31, 2022

i

4D.	Governmental Consents and Filings	17
4E.	Brokerage	17
4F.	Funds	17
4G.	Investment Representations and Warranties	17
4H.	Investigation by the Purchaser	18
4I.	[Reserved]	18
4J.	Certain Agreements of the Purchaser	18
4K.	AEOI	18

Section 5.	Definitions	19

Section 6.	Indemnification	26

6A.	Survival of Representations and Warranties	26
6B.	Indemnification Generally	27
6C.	Limitations on Indemnification	27
6D.	Indemnification Procedures	28
6E.	Tax Treatment	29
6F.	Exclusive Remedy	29

Section 7.	Covenants; Miscellaneous Provisions	29

7A.	Press Release and Announcements	29
7B.	Consent to Amendments	30
7C.	Successors and Assigns	30
7D.	Severability	30
7E.	Counterparts	30
7F.	Descriptive Headings; Interpretation	30
7G.	Entire Agreement	31
7H.	No Third-Party Beneficiaries	31
7I.	Governing Law	31
7J.	Notices	31
7K.	No Strict Construction	32
7L.	WAIVER OF JURY TRIAL	32
7M.	Submission to Jurisdiction	33
7N.	Further Assurances	33
7O.	No Recourse	33

ii

APPENDICES, SCHEDULES AND EXHIBITS

Appendices:

Appendix A	-	Purchasers; Purchased Shares; Purchase Price
Appendix B	-	Material Subsidiaries

Schedules:

Schedule A	-	Organization
Schedule B	-	Equity Interests and Related Matters
Schedule C	-	Subsidiaries
Schedule F	-	Governmental Consents and Filings
Schedule H	-	Financial Statements and Related Matters
Schedule K	-	Tax Matters
Schedule L	-	Contracts and Commitments
Schedule M	-	Intellectual Property
Schedule N	-	Litigation, Solvency, etc.
Schedule Q	-	Compliance with Laws
Schedule R	-	Affiliated Transactions
Schedule S	-	Real Property
Schedule W	-	Reinsurance

Exhibits:

Exhibit A	-	A&R Memorandum and Articles of Association
Exhibit B	-	Joinder to Shareholders Agreement

iii

SECURITIES PURCHASE AGREEMENT

PREAMBLE

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 31, 2022, by and among Accelerant Holdings, a Cayman Islands company limited by shares (the “Company”) and the purchasers set forth on Appendix A hereto (the “Purchasers”). The Company and the Purchasers are sometimes referred to herein together as the “Parties” and each individually as a “Party.” Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Amended and Restated Memorandum and Articles of Association of the Company, entered into as of December 28, 2021, a copy of which is attached hereto as Exhibit A (the “A&R Memorandum and Articles of Association”).

RECITALS

WHEREAS, each Purchaser desires to purchase, and the Company wishes to issue to each such Purchaser, the number of Class A Convertible Preference Shares, in each case, set forth opposite such Purchaser’s name on Appendix A, which are newly-authorized equity securities of the Company, on the terms and subject to the conditions set forth herein;

WHEREAS, on December 28, 2021, the Company closed on the issuance of 128,000 Class A Convertible Preference Shares and 34,000 Class A-1 Convertible Preference Shares pursuant to that certain Securities Purchase Agreement, among the Company and the purchasers party thereto (the “Initial Closing Purchase Agreement”); and

WHEREAS, on January 7, 2021, the Company closed on the issuance of an additional 10,000 Class A Convertible Preference Shares pursuant to that certain Securities Purchase Agreement, among the Company and the purchasers party thereto (the “Second Closing Purchase Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

Section 1. Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall issue to each Purchaser, and each Purchaser shall subscribe for and purchase from the Company, the number of newly-issued Class A Convertible Preference Shares, in each case, set forth opposite such Purchaser’s name on Appendix A (the “Class A Convertible Preference Issuance”):

Section 2. Closing; Closing Deliverables.

2A. Closing. The Class A Convertible Preference Issuance shall take place via electronic exchange of the documents and other materials contemplated by Section 2B, Section 2C and Section 2D substantially simultaneously with the execution and delivery of this Agreement (the “Closing”). The date hereof is referred to herein as the “Closing Date.” At the Closing, the Parties shall consummate the transactions contemplated by this Agreement in the following manner and in the following order (except that each of such transactions shall be deemed to have been consummated simultaneously and none of the transactions described in this Section 2A shall be consummated unless all of such transactions are consummated):

2B. Company Closing Deliverables. At the Closing, the Company shall deliver to each Purchaser a certificate, dated as of the Closing Date, signed by a duly authorized person of the Company, certifying as to (A) the resolutions duly adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which the Company is a party, and the consummation of the Class A Convertible Preference Issuance and the other transactions contemplated hereby and by the other Transaction Documents, (B) the incumbency of the directors, officers and authorized signatories executing this Agreement and the other Transaction Documents to which the Company is a party, (C) the shareholders agreement of the Company, dated as of December 28, 2021 (the “Shareholders Agreement”) and (D) the register of members of the Company reflecting that (x) each Purchaser is a member of the Company and (y) the Class A Convertible Preference Shares have been issued to each Purchaser in the respective numbers set forth opposite each such Purchaser’s name on Appendix A.

2C. Purchaser Closing Deliverables.

(i) At the Closing, each Purchaser shall deliver to the Company the following:

(a) an amount, in cash equal to the respective “purchase price” set forth opposite such Purchaser’s name on Appendix A, by wire transfer of immediately available funds, to the account that has previously been identified to such Purchaser by the Company in writing (all such amounts together, the “Closing Payment”);

(b) a joinder to the Shareholders Agreement in the form attached hereto as Exhibit B, duly executed by such Purchaser; and

(c) a duly executed IRS Form W-9 or the applicable series of IRS Form W-8.

Section 3. Representations and Warranties of the Company. As a material inducement to each Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, the Company hereby represents and warrants to each Purchaser as follows:

3A. Organization. The Company is duly incorporated, registered or organized, validly existing and in good standing (or equivalent, if applicable) under the laws of its jurisdiction of formation, possesses all requisite power and authority to own, lease and operate its assets and properties and to carry on its businesses as now being conducted, and is qualified to do business in every jurisdiction in which the failure to so qualify, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect. The copies of the Governing Documents of the Company in effect as of the date hereof, which have been made available to the Purchasers, are accurate and complete copies of such Governing Documents. Schedule A lists all of the directors and officers of the Company and the directors of the General Partner as of immediately following the Closing.

3B. Equity Interests and Related Matters. Immediately prior to the Closing (and before giving effect to the Class A Convertible Preference Issuance), the authorized and outstanding Equity Interests of the Company consist solely of securities, interests and rights which are held beneficially and of record as set forth on Part 1 of Schedule B attached hereto. Immediately following the Closing (and after giving effect to the Class A Convertible Preference Issuance), the issued and outstanding Equity Interests of the Company shall consist solely of securities, interests and rights which are held beneficially and of record as set forth on Part 2 of Schedule B attached hereto. The General Partner is the sole general partner of the Class B Common Shareholder. Each of the securities set forth on Schedule B has been duly authorized for issuance and is validly issued and was not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right. The Class A Convertible Shares, to be issued by the Company pursuant to the Purchase Agreement, when issued against payment of the capital Closing Payment therefor will be validly issued, fully paid and non-assessable. Upon the Closing, other than as set forth on Schedule B, the Company has no outstanding Equity Interests, other securities or other agreements that could require the Company to issue, sell or otherwise cause to become outstanding any of its equity interests, including any profit participation or similar features, or any rights or options to subscribe for or to purchase any Equity Interests of the Company or any appreciation rights or phantom equity-type plans of the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Interests of the Company or any warrants, options or other rights to acquire its Equity Interests, other than as expressly provided in or contemplated by this Agreement, the Initial Closing Purchase Agreement, the Second Closing Purchase Agreement, the A&R Memorandum and Articles of Association or the Shareholders Agreement. The Company is not a party to, or otherwise subject to, any agreement granting registration rights to any Person with respect to any securities of the Company, and there are no statutory or contractual preemptive rights or rights of first refusal or other similar restrictions with respect to the Company’s Equity Interests, including with respect to the Class A Convertible Preference Issuance, in each case, other than as explicitly set forth in the Shareholders Agreement. The Company has not violated any applicable federal, state or foreign securities Laws in connection with the offer, sale or issuance of any of its Equity Interests. Except for the Transaction Documents, the Initial Closing Purchase Agreement and the Second Closing Purchase Agreement, there are no agreements or understandings between or among the Company and the holders of any of its Equity Interests or among any other Persons with respect to the voting or transfer of the Company’s Equity Interests or with respect to any other aspect of its governance.

3C. Subsidiaries. The attached Schedule C correctly sets forth and describes the jurisdiction of each Company Subsidiary’s formation, and a list of each Person that owns the Equity Interests of each such Company Subsidiary (including the percentage of Equity Interests owned by each such Person). Each Company Subsidiary is duly organized, validly existing and in good standing (or equivalent, if applicable) under the laws of the jurisdiction of its formation, possesses all requisite power and authority to own, lease and operate its assets and properties and to carry on its businesses as now being conducted, and is qualified to do business in every jurisdiction in which the failure to so qualify, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. All such Equity Interests have been duly authorized and validly issued and are fully paid and non-assessable (to the extent applicable), and are owned by the Persons set forth opposite such Subsidiary’s name on Schedule C free and clear of any Encumbrances (other than restrictions on transfer pursuant to their respective Governing Documents or applicable securities laws). Except as set forth on Schedule C, neither the Company nor any of the Company Subsidiaries has any other Subsidiary.

3D. Authorization. The Company has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of each Transaction Document to which the Company is a party, the consummation of the Class A Convertible Preference Issuance hereunder and the consummation of all of the other transactions contemplated hereby and thereby have been duly authorized by the Company. This Agreement and each other Transaction Document to which the Company is a party constitute valid and binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3E. Noncontravention. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby do not and will not, with or without the passage of time, giving of notice or both, result in (i) any violation, breach or default of any provision of the Company’s Governing Documents, (ii) any material violation, breach or default of any provision of any instrument, judgment, order, writ or decree of any Governmental Entity, (iii) any material violation, breach or default of any provision of any Material Contract, (iv) any violation, breach or default of any material Law applicable to the Company or (v) an event which results in the creation of any material Encumbrance upon any assets of the Company or any of the Company Subsidiaries, or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company or any of the Company Subsidiaries.

3F. Governmental Consents and Filings. Except as set forth in Schedule F or would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, no consent, approval, exemption, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of the Company or any of the Company Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents. Assuming the accuracy of the representations and warranties in Section 4G and Section 4I, the Class A Convertible Preference Issuance will be exempt from registration under applicable securities Laws.

3G. Reorganization. Prior to the consummation of the transactions contemplated by this Agreement, the Company participated in certain reorganization transactions (collectively, the “Reorganization”) whereby, among other steps, (a) the Class B Common Shareholder (by action of the General Partner) contributed to the Company all of the limited partnership interests in Issuer Holdings and (b) immediately following the contribution contemplated by clause (a), (i) the BOM Debt Facility was novated to the Company, (ii) Issuer Holdings (by action of the General Partner) distributed to the Company all of its assets and liabilities (which consist solely of all outstanding shares of capital stock of the Predecessor and any liabilities associated with the BOM Debt Facility). As a result of the Reorganization, the Company will have, as of the Closing, all of the assets and liabilities of Issuer Holdings and no other assets and liabilities other than de minimis liabilities in connection with its formation.

3H Financial Statements and Related Matters.

(i) Attached hereto as the Schedule H are true, correct and complete copies of the following financial statements (the “Financial Statements”): (a) the audited balance sheet of the Predecessor as of December 31, 2020 and December 31, 2019 and the audited statements of income and cash flows for the annual period then ended and (b) the unaudited balance sheet (the “Latest Balance Sheet”) of the Predecessor as of September 30, 2021 (the “Latest Balance Sheet Date”) and the unaudited statements of income and cash flows for the nine month period then ended.

(ii) The Financial Statements (including the notes thereto, if any) present fairly in all material respects the financial condition and results of operations and cash flows of the Company and the Company Subsidiaries as of the date thereof and for the periods covered thereby (subject to normal and recurring year-end audit adjustments, the effect of which would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole), and have been prepared in accordance with IFRS consistently applied throughout the periods covered thereby (subject to the absence of footnote disclosures and normal and recurring year-end audit adjustments, the effect of which will not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole). The Financial Statements were prepared based on and are consistent with the books and records of the Company and the Company Subsidiaries, which are complete and accurate in all material respects.

3I. Absence of Undisclosed Liabilities and Certain Changes.

(i) Neither the Company nor any of the Company Subsidiaries has any obligation or liability (whether accrued, absolute, contingent or unliquidated, whether due or to become due and regardless of when asserted) that would be required to be set forth on a balance sheet compiled in accordance with IFRS, other than: (A) liabilities specifically reserved in the Latest Balance Sheet, (B) liabilities that have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business (none of which is a liability resulting from any noncompliance with any applicable Laws, breach of Material Contract, or Proceeding), (C) obligations under executory contracts to which the Company or any Company Subsidiary is a party, and (D) liabilities and obligations that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(ii) Except as contemplated by this Agreement and for entry into the Initial Closing Purchase Agreement and the Second Closing Purchase Agreement (and ancillary documents related to each of the foregoing), since the Latest Balance Sheet Date, each of the Predecessor, Issuer Holdings, the Company and the Company Subsidiaries has conducted its business only in the Ordinary Course of Business, and, in respect of the Company and each Company Subsidiary, there has not been:

(A) any fact, event or circumstance, individually or in the aggregate, which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(B) any Indebtedness incurred or created, paid or repaid prior to its stated maturity, except in the Ordinary Course of Business;

(C) any payment or distribution of cash or other property declared, set aside or made to any of its members, stockholders or partners with respect to such member’s, stockholder’s or partner’s Equity Interests, or purchased, redeemed or otherwise acquired any of its Equity Interests (including any warrants, options or other rights to acquire its membership interests, capital stock or other equity securities);

(D) any business or assets acquired in excess of $5 million, except in the Ordinary Course of Business;

(E) any material damage, destruction, loss or casualty to tangible property or assets of the Company or any of the Material Subsidiaries, whether or not covered by insurance, in excess of $2,000,000;

(F) any sale, transfer, license, pledge, mortgage or other disposition of tangible or intangible assets in excess of $5 million by the Company or any of the Material Subsidiaries, except in the Ordinary Course of Business;

(G) any rescission or change of any election with respect to income or other material Taxes of the Company or any of the Material Subsidiaries; or

(H) any agreement of the Company or any of the Material Subsidiaries to take any of the actions specified in this Section 3I(ii).

3J. Assets.

(i) The Company and the Material Subsidiaries have, in all material respects, good and valid title to, a valid leasehold interest in, or a valid license or other contractual right to use, the material tangible properties and material assets used by them, whether tangible or intangible (other than Investment Assets), reflected in the Latest Balance Sheet or acquired thereafter and would have been required to be reflected in the Latest Balance Sheet had it been owned as of the Latest Balance Sheet Date (the “Assets”), in each case free and clear of all Encumbrances, except for Permitted Liens. Such properties and assets comprise all of the properties and assets reasonably required for the conduct of the business of the Company and the Material Subsidiaries as presently conducted.

3K. Tax Matters. Except as set forth on Schedule K:

(i) Accelerant Holdings (Cayman) and the Material Subsidiaries have duly and timely filed all federal, state, county, local and foreign income Tax Returns and all other material Tax Returns required to have been filed by them, and such Tax Returns have been prepared in compliance in all material respects with all applicable Laws and are accurate in all material respects. All material Taxes of the Company and the Material Subsidiaries due (whether or not shown as due on a Tax Return) have been timely paid.

(ii) There are no Encumbrances for Taxes on any assets of Accelerant Holdings (Cayman) or the Material Subsidiaries, other than Permitted Liens.

(iii) Each of Accelerant Holdings (Cayman) and the Material Subsidiaries has complied in all material respects with all applicable Laws relating to withholding of required amounts from payments to its employees, agents, contractors, nonresidents, partners, equity holders and lenders. Each of Accelerant Holdings (Cayman) and the Material Subsidiaries has timely remitted all material Taxes required to be withheld to the proper Governmental Entity in accordance with all applicable Laws in all material respects.

(iv) There are no actions, suits, examinations, audits or similar proceedings in progress with regard to any material Taxes or the material Tax Returns of or with respect to Accelerant Holdings (Cayman) or the Material Subsidiaries by any Governmental Entity, and no such action, suit, proceeding, examination, audits or similar proceeding has been threatened in writing.

3L. Contracts and Commitments.

(i) Except as expressly contemplated by this Agreement, the Initial Closing Purchase Agreement or the Second Closing Purchase Agreement or as set forth on the attached Schedule L, neither the Company nor any of the Material Subsidiaries is a party to or bound by any executory contract, lease, license or other agreement (whether written or oral) that involves:

(A) payments by the Company and/or any Material Subsidiary in excess of $3 million during the 12 month period ended on the Closing Date;

(B) prohibiting or materially limiting or restricting the Company or any Material Subsidiary from freely engaging in any business or competing anywhere in the world or providing for exclusivity in any business line, geographic area or otherwise;

(C) Indebtedness involving liabilities in excess of $5 million;

(D) other than arising in the Ordinary Course of Business, any joint venture, partnership or other cooperative arrangement or similar arrangement involving a sharing of profits or otherwise;

(E) “most favored nations” provisions;

(F) other than arising in the Ordinary Course of Business, material third-party administration or other insurance policy administration relating to the Insurance Contracts;

(G) a capital maintenance contract, keepwell or similar agreement pursuant to which any Person has agreed to contribute capital or surplus to the Company or any Material Subsidiary or any capital maintenance contract or similar agreement pursuant to which the Company or any Material Subsidiary has agreed to contribute capital or surplus to any Person or guarantee the obligations of any Person under any insurance contract; or

(H) any material amendment, modification or supplement in respect of any of the foregoing.

(ii) All of the contracts, agreements, instruments and documents set forth on the attached Schedule L (each, a “Material Contract”) are valid, binding and enforceable against the Company or the respective Material Subsidiary, as applicable, and, to the Knowledge of the Company, each other party thereto in accordance with their respective terms (except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting the enforcement of creditors’ rights generally, (B) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or (C) as would not be material to the Company and the Company Subsidiaries, taken as a whole); provided, that, for the avoidance of doubt, “Material Contracts” shall not include any contract that will be fully performed or satisfied as of or prior to the Closing. Neither the Company nor any of the Material Subsidiaries is in material default under or in material breach of, or in receipt of any written claim of such material default or material breach, under any Material Contract. No event has occurred which, with the passage of time or the giving of notice, or both, would result in a material default, breach or event of noncompliance, in each such case, by the Company or any of the Material Subsidiaries under any such Material Contract. There are no outstanding, pending, or to the Knowledge of the Company, threatened material disputes with respect to any such Material Contract. True, correct and complete copies of each Material Contract have been made available to the Purchasers.

3M. Intellectual Property.

(i) All Registered Intellectual Property owned or purported to be owned by the Company or the Material Subsidiaries has been duly maintained (including the payment of required maintenance fees), is not expired, cancelled or abandoned and, to the Knowledge of the Company, is valid and enforceable.

(ii) Since the Lookback Date, except as set forth on Schedule M, (A) the conduct of the business of the Company and the Material Subsidiaries, including any product or service marketed, sold or licensed (or proposed to be marketed, sold or licensed) by the Company and the Material Subsidiaries, to the Knowledge of the Company, has not infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any non-affiliated third party in any material respect and (B) to the Knowledge of the Company, neither the Company nor any of the Material Subsidiaries has received any written notices, written offers to license, written requests for Intellectual Property indemnification or written threats from any Person related to the foregoing.

(iii) The Company and the Company Subsidiaries own, lease, license or otherwise have the right to use all IT Systems, and the IT Systems are reasonably sufficient for the immediate needs of the Company and the Material Subsidiaries’ business. The Company and the Company Subsidiaries maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities and, in the last 12 months, there has not been any failure with respect to any of the IT Systems that has not been remedied or replaced and that would reasonably be expected to have a Material Adverse Effect.

3N. Litigation, Solvency, etc.. Except as set forth on the attached Schedule N (which identifies the applicable entities to which each such exception is applicable), there are no actions, suits, proceedings, orders, investigations or written claims (“Proceedings”) (A) pending or, to the Knowledge of the Company, threatened against the Company or any of the Material Subsidiaries or any business or assets thereof, or (B) pending or threatened in writing by the Company or any of the Material Subsidiaries against any Person, in either case, at law or in equity, or before or by any Governmental Entity (including any Proceedings with respect to the transactions contemplated by this Agreement or the other Transaction Documents) that would reasonably be expected to result in (i) Losses in excess of $5 million (excepting Losses incurred in the ordinary course under contracts of insurance) or (ii) an injunction or other similar remedy that would reasonably be expected to be material and adverse to the Company or any Material Subsidiary or the conduct of their respective businesses. None of the Company nor any of the Material Subsidiaries is subject to any arbitration proceedings or any governmental or regulatory investigations. None of the Company nor any Material Subsidiary is subject to any judgment, order or decree of any court or other Governmental Entity.

3O. Insurance. Each material insurance policy maintained by or for the benefit of the Company or any Material Subsidiary is, and as of immediately following the Closing will be, in full force and effect. All premiums payable under all such policies have been paid and neither the Company nor any Material Subsidiary has received any written notice of cancellation, termination or revocation or other written notice that any such insurance policy is in no longer in full force and effect. To the Knowledge of the Company, neither the Company nor any Material Subsidiary is in default of any provision under any such policy.

3P. Employees.

(i) No member of management of the Company or any Material Subsidiary has notified the Company or such Material Subsidiary in writing that such individual plans to terminate his or her employment with the Company or such Material Subsidiary.

(ii) Each of the Company and each Material Subsidiary is, and since the Lookback Date, has been, in compliance in all material respects with all material Laws and contracts relating to the employment of labor (collectively, “Employment Laws”).

(iii) There are no unfair labor practice charges or any other material charges, claims, actions, suits, complaints, proceedings, orders, audits, investigations or material claims pertaining to, or alleging violation of, any Employment Laws (A) pending or (B) threatened in writing, in each case, against or involving the Company or any of the Company Subsidiaries that would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(iv) The Company and each Material Subsidiary (A) have paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants, including all wages due for all regular and overtime hours worked according to the applicable wage and hour laws of the jurisdictions in which the employees work and (B) have provided all employees with earned rest breaks and meal periods, if applicable, in all material respects in accordance with the Laws of the jurisdictions in which the employees work and any agreements with such employees.

(v) Except as would not result in a material liability to the Company or any Company Subsidiary, the Company and each Company Subsidiary have properly completed and maintained Form I-9s on all employees to the extent required by applicable Laws. There has not been, since the Lookback Date, any labor strike, lockout, picketing, work slowdown, work stoppage or material labor dispute actually pending or, to the Knowledge of the Company, threatened against or involving the Company or any of the Company Subsidiaries, as applicable. No labor organization represents any employees of the Company or any of the Company Subsidiaries or represents any consultants or contingent or leased workers of the Company or any of the Company Subsidiaries concerning terms and conditions of their engagement to provide services to the Company or any of the Company Subsidiaries, and there is no pending or, to the Knowledge of the Company, threatened labor organizing campaign, petition, demand for recognition, election proceeding or other effort to establish a labor organization as a collective bargaining representative for employees of the Company, any of the Company Subsidiaries or as a collective bargaining representative for consultants of the Company concerning terms and conditions of their engagement to provide services to the Company or any of the Company Subsidiaries.

3Q. Compliance with Laws. Except as set forth on the attached Schedule Q or as specifically addressed in Sections 3K(i), 3Q(i), 3R(iii), 3V(i), 3W, 3X(ii), 3X(iv), 3X(v), 3X(vi), 3BB(iv), and 3EE(i):

(i) Each of the Company and each of the Company Subsidiaries is, and since the Lookback Date has been, in compliance in all material respects with all applicable Laws. Neither the Company nor any of the Company Subsidiaries is a party to or is bound by any material judgment, decree or award of any Governmental Entity.

(ii) Each of the Company and the Company Subsidiaries is, and since the Lookback Date has been, in compliance in all material respects with applicable anti-corruption Laws, including the U.S. Foreign Corrupt Practices Act and similar Laws of those countries in which the Company and each Material Subsidiary conduct business, and, to the Knowledge of the Company, there are no unresolved investigations or claims concerning any material liability of the Company or any Material Subsidiary with respect to such Laws. Each of the Company and the Material Subsidiaries is, and since the Lookback Date has been, in compliance in all material respects with the applicable provisions of the U.S. Bank Secrecy Act and USA PATRIOT Act of 2001 and other applicable foreign Laws relating to anti-money laundering and similar matters.

3R. Affiliated Transactions. Except as set forth on the attached Schedule R or as have been reviewed and approved by a Governmental Entity, and except for any employment agreements or similar compensation arrangements entered into in the Ordinary Course of Business, no officer, director, member, manager, stockholder, partner, consultant or Affiliate of or to the Company or any of the Material Subsidiaries, or, to the Knowledge of the Company, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns more than a 5% beneficial interest, is a party to any agreement, contract, commitment, or understanding with or relating to the Company or any of the Material Subsidiaries, or has any ownership interest in any property used by the Company or any Material Subsidiary.

3S. Real Property. Except as set forth on Schedule S attached hereto, and except for Investment Assets, neither the Company nor any Material Subsidiary owns any material real property or any interest therein, or is under contract to purchase any material real property or any interest therein. Schedule S attached hereto sets forth a true, correct and complete list of all of the material leases, subleases and occupancy agreements (the “Leases”) of real property (the “Leased Real Property”) in which the Company or any of the Material Subsidiaries has a leasehold or subleasehold interest. The Company or a Material Subsidiary holds a good and valid leasehold interest under each of the Leases, free and clear of any and all Encumbrances, except Permitted Liens, and each Lease is legal, valid, binding on and enforceable against the Company or applicable Material Subsidiary and in full force and effect, subject to proper authorization and execution of such Lease by the other party thereto and except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles. Neither the Company nor any of the Material Subsidiaries, nor, to the Knowledge of the Company, any other party to any Lease, is in breach of or default under such Lease beyond applicable notice and cure periods, and no event has occurred that, with notice or lapse of time or both, will constitute a material breach or default by the Company or any Material Subsidiary or, to the Knowledge of the Company, any other party thereto, under such Lease. Neither the Company nor any Material Subsidiary has assigned, subleased, mortgaged or otherwise transferred or encumbered any Lease or any Leased Real Property or any interest therein. True, correct and complete copies of each Lease have been made available to the Purchasers.

3T. Data Privacy.

(i) The Company and each of the Material Subsidiaries are, and at all times since the Lookback Date have been, in material compliance with all applicable federal, state, local and foreign Laws and payment card industry data security standards, and material contracts pertaining to the collection, storage, use, disclosure, and transfer of Personal Data.

(ii) The Company and each of the Material Subsidiaries, as applicable, maintain commercially reasonable administrative, technical and physical standards to protect the Personal Data in its possession or control against damage, loss, and unauthorized access, acquisition, use, modification, disclosure, or other misuse. To the Knowledge of the Company, (A) there has been no material unauthorized access, use, or disclosure of Personal Data in the possession or control of the Company or any Material Subsidiary with regard to any Personal Data obtained from or on behalf of the Company or any Material Subsidiary and (B) there has been no unauthorized intrusions or breaches of security into any Company or Material Subsidiary systems.

(iii) As of the date hereof, there is no, nor, to the Knowledge of the Company, is there any threatened, Proceeding against the Company or any Material Subsidiary by any Person or Governmental Entity regarding the Company or any Material Subsidiary’s collection, storage, use, disclosure, or transfer of Personal Data.

3U. Insurance Issued by the Insurance Subsidiaries.

(i) To the Knowledge of the Company, since the Lookback Date, all benefits due and payable, or required to be credited, by or on behalf of the Insurance Subsidiaries on Insurance Contracts in force on such dates have been in all material respects paid, credited or reserved, as the case may be, in accordance with the terms of the Insurance Contracts under which they arose, and such payments or credits were not materially delinquent and were paid or credited (or will be paid or credited) without material fines or penalties (excluding interest), except for such benefits or claims for which an Insurance Subsidiary believed there was a reasonable basis to contest payment and is currently contesting such payment.

(ii) To the Knowledge of the Company, all policy forms on which in-force Insurance Contracts were issued, and all amendments, applications, and certificates pertaining thereto, where required by applicable Law, have been approved by all applicable Governmental Entities or filed with and not objected to by such Governmental Entities within the time period provided by applicable Law for objection, subject to such exceptions that, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Material Adverse Effect, and all such policy forms and all amendments, applications and certificates pertaining thereto comply in all material respects with applicable Law. To the Knowledge of the Company, no material deficiencies have been asserted by any Governmental Entity with respect to any such filings which have not been cured or otherwise resolved.

(iii) Any rates currently used for in-force Insurance Contracts, where required to be filed with or approved by any Governmental Entity, have been so filed or approved, and such rates conform thereto, subject to such exceptions that, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Material Adverse Effect.

(iv) To the Knowledge of the Company, the Insurance Contracts in force have been marketed, sold, issued, maintained and administered in compliance, in all material respects, with applicable Law.

(v) No provision in any Insurance Contract written by any Insurance Subsidiary gives the holder thereof or any other Person the right to receive policy dividends or otherwise participate in the revenue, earnings or profits of the Company or any Insurance Subsidiary.

(vi) To the Knowledge of the Company, since the Lookback Date, the Insurance Subsidiaries have timely paid in all material respects all guaranty fund assessments that have been due, claimed or asserted by, or are the subject of any voluntary contribution commitment to, any insurance regulator in any jurisdiction in which any of the Insurance Subsidiaries sells Insurance Contracts. Except for regular periodic assessments in the Ordinary Course of Business or assessments based on developments that are publicly known within the insurance industry, no material claim or assessment is pending or, to the Knowledge of the Company, threatened against the Company or any Insurance Subsidiary with respect to any state insurance guaranty association (where applicable) in connection with such association’s fund relating to insolvent insurers.

3V. Permits and Licenses.

(i) Each of the Insurance Subsidiaries and the Reinsurance Subsidiary holds all material permits or licenses from all insurance regulators and all other Governmental Entities that are necessary for the current operation and conduct of the businesses of each of the Insurance Subsidiaries and the Reinsurance Subsidiary and to own or use its assets and properties (collectively, the “Operating Permits”). All such Operating Permits are valid and in full force and effect in accordance with their terms.

(ii) To the Knowledge of the Company, neither the Company nor any of the Insurance Subsidiaries or the Reinsurance Subsidiary have received any written notice, or, to the Knowledge of the Company, oral communication from any insurance regulator or Governmental Entity regarding any actual, alleged, or potential material violation of, or failure to comply with, the terms or requirements of any such insurance permit, insurance license, or Operating Permit. As of the date hereof, none of the Insurance Subsidiaries or the Reinsurance Subsidiary is the subject of any pending or, to the Knowledge of the Company, threatened Proceeding seeking the revocation, withdrawal, suspension, termination, cancellation, nonrenewal, modification or impairment of any such insurance permit, insurance license or Operating Permit.

3W. Reinsurance. Part one of Schedule W sets forth a true, complete and correct list of any and all reinsurance agreements and treaties with associated reserves, reinsurance recoverables or liabilities in excess of $5,000,000 to which any of the Insurance Subsidiaries or the Reinsurance Subsidiary is a party and has any existing material rights or material obligations as of the date hereof (each, a “Reinsurance Agreement”). The Company has made available to the Purchasers a true, complete and correct copy of each Reinsurance Agreement (including any amendments thereto) in effect as of the date hereof. Each Reinsurance Agreement is a legal, valid and binding obligation of the applicable Insurance Subsidiary or Reinsurance Subsidiary and, to the Knowledge of the Company, each other party thereto, and is enforceable against such Insurance Subsidiary or Reinsurance Subsidiary, as applicable, and, to the Knowledge of the Company, each other party thereto, in accordance with its terms (except, in each case, as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance or other similar Law now or hereafter in effect relating to or affecting creditors’ rights generally, and subject to the limitations imposed by general equitable principles (whether or not such enforceability is considered in a proceeding at law or in equity)). To the Knowledge of the Company, neither the Company nor the applicable Insurance Subsidiary or Reinsurance Subsidiary, nor any of the other parties to any Reinsurance Agreement, is in material default or material breach or has failed to perform any material obligation under any such Reinsurance Agreement or treaty, and, to the Knowledge of the Company, there does not exist any event, condition or omission that would constitute such a material breach or material default (with or without lapse of time or notice or both). There are no pending or, to the Knowledge of the Company, threatened Proceedings with respect to any Reinsurance Agreement that, if determined adversely with respect to the Company or any Insurance Subsidiary or Reinsurance Subsidiary, would be material to the Company and the Company Subsidiaries, taken as a whole. As of the date hereof, no party to any Reinsurance Agreement has given written notice in accordance with the terms thereof of termination (provisional or otherwise) or recapture in respect of any Reinsurance Agreement. Since the Lookback Date, (i) except as disclosed in part two of Schedule W, there has not been any written notice of dispute with respect to any material amounts recoverable or payable by the Company or any Insurance Subsidiary or the Reinsurance Subsidiary pursuant to any Reinsurance Agreement and (ii) no reinsurer party has sought in writing to deny or limit coverage or revoke, terminate, rescind or change, in accordance with the terms of any Reinsurance Agreement, any material reinsurance premiums or expense allowances.

3X. Investment Assets. The Company has made available to the Purchasers true and correct copies of the investment guidelines and policies of the Company and the Material Subsidiaries in effect as of the date hereof (the “Investment Guidelines and Policies”). No changes have been made to such Investment Guidelines and Policies from the date of the Latest Balance Sheet to the date hereof.

3Y. Reserves. To the Knowledge of the Company, the Reserves of any Insurance Subsidiary contained in any statutory or other statements filed by it with any Governmental Entity as of and for the annual periods ended December 31, 2019 and 2020, except as otherwise noted in such statements: (A) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied and were fairly stated, in all material respects, in accordance with sound actuarial principles in effect as of the date of such statements (except as otherwise noted in the such statements), (B) were based on actuarial assumptions which produced reserves at least as great as those called for in any contract provision as to reserve basis and method and (C) satisfied the requirements of all applicable Law and, as applicable, SAP in all material respects.

3Z. Regulatory Filings.

(i) (A) The Company and each applicable Material Subsidiary has filed all material reports, statements, registrations, filings, notices or submissions required to be filed with any Governmental Entity since the Lookback Date; (B) all such reports, statements, registrations, filings, notices or submissions were in material compliance with applicable Laws when filed; and (C) no material deficiencies have been asserted by any such Governmental Entity with respect to such registrations, filings or submissions that have not been addressed or satisfied.

(ii) As of the date hereof, all material deficiencies or violations noted in the material reports of examination (including financial, market conduct and similar examinations) of any of the Insurance Subsidiaries or the Reinsurance Subsidiary issued by any insurance Governmental Entity since the Lookback Date have been resolved to the reasonable satisfaction of the insurance Governmental Entity that noted such deficiencies or violations. As of the date hereof, other than routine regulatory examinations to which the Company and the Material Subsidiaries are subject in the Ordinary Course of Business, there are no examinations, investigations or material inquiries by any state insurance regulatory examiners in progress with respect to the Company or any Material Subsidiary.

3AA. Distributors and Brokers; Third-Party Administrators.

(i) To the Knowledge of the Company, since the Lookback Date, each insurance agent, underwriter, wholesaler, broker, reinsurance intermediary and distributor that wrote, sold, or produced insurance business for any Insurance Subsidiary (each, a “Distributor”), at the time such Person wrote, sold or produced such business, was duly licensed or registered as required by Law (for the type of business written, sold or produced on behalf of the Company), was duly authorized and appointed (to the extent required by applicable Law) by the applicable Insurance Subsidiary, and to the Knowledge of the Company, no Distributor is in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Law applicable to the writing, sale or production of insurance business for any Insurance Subsidiary, except for such failures to be licensed or such violations which have been cured, resolved or settled through agreements with applicable Governmental Entities or are barred by an applicable statute of limitations or, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect. To the Knowledge of the Company, since the Lookback Date, no Distributor has been enjoined, indicted, convicted or made the subject to any material consent decree or judgment on account of any violation of applicable Law in connection with such Distributor’s actions in his, her or its capacity as Distributor for any Insurance Subsidiary or has been subject to any material enforcement or disciplinary proceeding alleging any such violation.

(ii) To the Knowledge of the Company, since the Lookback Date, (A) each third party administrator that managed or administered insurance business for any Insurance Subsidiary, at the time such Person managed or administered such business, was duly licensed or registered as required by Law (for the type of business managed or administered on behalf of such Insurance Subsidiary), and (B) no such third party administrator is in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Law applicable to the administration or management of insurance business for any Insurance Subsidiary, except, in the case of (A) and (B), for such failures to be licensed or registered or such violations which have been cured, resolved or settled through agreements with applicable Governmental Entities or are barred by an applicable statute of limitations or, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(iii) (A) Each Insurance Subsidiary has paid all compensation owed to all of its Distributors and third party administrators relating to the sale of its Insurance Contracts and (B) no Distributor or third party administrator has any right (1) to receive any payment based on the profitability or financial performance of any of the Insurance Contracts or (2) to require the Company to reinsure or otherwise transfer the economic benefits of the Insurance Contracts (or any portion thereof) to any Person.

3BB. No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3, the Company does not make any other express or implied representation or warranty with respect to the Company, any Company Subsidiary, any other information provided or made available to any Purchaser or its respective representatives or any other matter, and the Company disclaims any other representations or warranties, whether made by or on behalf of the Company or any other Person. Neither the Company nor any other Person will have or be subject to any liability to any Purchaser or any of their respective Affiliates resulting from the distribution to such Purchaser or any of its Affiliates or representatives, or such Purchaser’s (or Affiliate’s or representative’s) use of, any such information, including any information, documents, projections, forecasts, estimates, plans, budget information or other material made available to such Purchaser or its Affiliates or representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever (electronic or otherwise) or otherwise in expectation of the transactions contemplated hereby.

Section 4. Representations and Warranties of the Purchasers. As a material inducement to the Company to enter into this Agreement and consummate the transactions contemplated hereby, each Purchaser (severally and not jointly) hereby represents and warrants to the Company as follows:

4A. Organization. Such Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and possesses all requisite power and authority necessary to enter into and carry out the transactions contemplated by this Agreement.

4B. Authorization. Such Purchaser has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by such Purchaser. This Agreement and each other Transaction Document to which such Purchaser is a party constitute valid and binding obligations of such Purchaser, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4C. Noncontravention. The execution, delivery and performance by such Purchaser of this Agreement and the other Transaction Documents to which such Purchaser is a party and the consummation of the transactions contemplated hereby and thereby, including the subscription for the Class A Convertible Preference Shares hereunder and the fulfillment of and compliance with the respective terms hereof and thereof by such Purchaser, do not and shall not, with or without the passage of time, giving of notice or both, result in any violation, breach or default (i) of any provision of such Purchaser’s Governing Documents, (ii) or any instrument, judgment, order, writ or decree of any Governmental Entity or (iii) of any material Law applicable to such Purchaser.

4L. Governmental Consents and Filings. Assuming the accuracy of the representations and warranties made by the Company in Section 3 of this Agreement, no consent, approval, exemption, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of such Purchaser in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

4M. Brokerage. There are and shall be no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which such Purchaser is a party or to which such Purchaser is subject, other than any such fees to be borne solely by such Purchaser.

4N. Funds. Such Purchaser will have sufficient capital resources to consummate the transaction contemplated by this Agreement and to perform all of its obligations hereunder.

4O. Investment Representations and Warranties.

(i) Such Purchaser has determined that the Class A Convertible Preference Shares, as applicable, are a suitable investment for such Purchaser. Such Purchaser is acquiring the Class A Convertible Preference Shares pursuant to the Class A Convertible Preference Issuance for its own account with the present intention of holding such securities for purposes of investment, and has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws; provided, that nothing contained herein shall prevent such Purchaser and subsequent holders of the Class A Convertible Preference Shares from transferring such securities in compliance with the provisions of the A&R Memorandum and Articles of Association, the Shareholders Agreement and applicable securities Laws.

(ii) Such Purchaser acknowledges and understands that the Class A Convertible Preference Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering, and such securities may be resold without registration under the Securities Act only in certain limited circumstances exempt from such registration.

(iii) Such Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.

(iv) [Reserved]

(v) Such Purchaser is not a “benefit plan investor,” as described below, as of the date hereof, and agrees to notify the Company immediately if such Purchaser becomes a “benefit plan investor.” The term “benefit plan investor” refers to: (A) any “employee benefit plan,” as defined in, and subject to the fiduciary responsibility provisions of, ERISA, (B) any “plan,” as defined in and subject to Section 4975 of the Code, and (c) any entity (a “Plan Assets Entity”) deemed for any purpose of ERISA or Section 4975 of the Code to hold assets of any such employee benefit plans or plans due to investments made in such entity by already described benefit plan investors. “Benefit plan investors” include corporate pension and profit sharing plans, “simplified employee pension plans,” Keogh plans for self-employed individuals (including partners), individual retirement accounts, medical benefit plans, life insurance plans, church plans that have elected to be subject to ERISA, bank commingled trust funds or insurance company separate accounts for such plans and accounts, and, under certain circumstances, all or a portion of the general account of an insurance company.

4H. Investigation by the Purchaser. Such Purchaser acknowledges and agrees that it has made its own inquiry of and investigation into such books, records, facilities, equipment, contracts, assets and management personnel of the Company and the Company Subsidiaries as it has desired or requested to review, and, based thereon, has formed an independent judgment concerning the Company and the Company Subsidiaries, their respective businesses, properties, prospects, financial conditions and operations, and the Class A Convertible Preference Issuance and other transactions contemplated hereby and by the other Transaction Documents.

4I. [Reserved]. [Reserved]

4J. Certain Agreements of the Purchaser. Such Purchaser acknowledges and agrees that the only representations and warranties made by or on behalf of the Company with respect to the Company, any Company Subsidiary, any other information provided or made available to such Purchaser or its Affiliates or representatives or any other matter, including with respect to the businesses, assets, liabilities, operations or condition of the Company and the Company Subsidiaries, are specifically set forth in Section 3 (as modified by the Disclosure Schedules), and that no other representation or warranty is or has been expressed or implied, at law or in equity, including with respect to merchantability or fitness of any assets for any particular purpose, the nature or extent of any liabilities, the prospects of the business of the Company and the Company Subsidiaries, the effectiveness or the success of any operations or the accuracy or completeness of any confidential information memoranda, documents, projections, materials or other information regarding the Company and the Company Subsidiaries made available or otherwise furnished to such Purchaser or its Affiliates or representatives or any other matter. Such Purchaser specifically disclaims that it is relying upon or has relied upon any representations or warranties purported to be made by any Person other than as set forth in Section 3 (as modified by the Disclosure Schedules) and acknowledges that the Company specifically disclaims any such other representation or warranty made by any Person.

4K. AEOI. Such Purchaser acknowledges and agrees that:

(i) The Company may be required to comply with the provisions of AEOI;

(ii) Such Purchaser will provide, in a timely and accurate manner, such information regarding such Purchaser and its beneficial owners and such forms or documentation as may be reasonably requested from time to time by the Company or its agent to enable the Company to comply with any requirements and obligations imposed on it pursuant to AEOI, specifically, but not limited to, forms and documentation which the Company may require to determine whether or not such Purchaser’s relevant investment is a “Reportable Account” (under any AEOI regime) and to comply with the relevant due diligence procedures in making such determination;

(iii) Any such forms or documentation requested by the Company or its agents pursuant to clause (ii), or any financial or account information with respect to such Purchaser’s investment in the Company, may be disclosed to the Cayman Islands Tax Information Authority (or any other Cayman Islands governmental body which collects information in accordance with AEOI) and to any withholding agent where the provision of that information is required by such agent to avoid the application of any withholding tax on any payments to the Company;

(iv) Such Purchaser waives, and shall cooperate with the Company to obtain a waiver of, the provisions of law which (a) prohibit the disclosure by the Company, or by any of its agents, of the information or documentation requested from such Purchaser pursuant to clause (ii) of this Section 4K, (b) prohibit the reporting of financial or account information by the Company or its agents required pursuant to AEOI; or (c) otherwise prevent compliance by the Company with its obligations under AEOI; and

(v) If such Purchaser provides information and documentation that is in anyway misleading, or it fails to timely and accurately provide the Company or its agents with the requested information and documentation necessary in either case to satisfy the Company’s obligations under AEOI, then in addition to the indemnification rights set forth in Section 6B(ii), Company reserves the right (whether or not such action or inaction leads to compliance failures by the Company, or a risk of the Company or its owners being subject to withholding tax or other costs, debts, expenses, obligations or liabilities under AEOI (“AEOI Expenses”)) to take any action and pursue all remedies at its disposal to cause such Purchaser to bear any or all AEOI Expenses and to hold back or deduct from any withdrawal or other proceeds due to such Purchaser any or all AEOI Expenses attributable to such Purchaser’s noncompliance.

Section 5. Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

“A&R Memorandum and Articles of Association” has the meaning set forth in the Preamble.

“Accelerant Holdings (Cayman)” means Accelerant Holdings (Cayman) Ltd., a Cayman Islands exempted company.

“AEOI” means (i) FATCA as enacted in the United States and similar financial account information reporting and/or withholding tax regimes enacted in any other jurisdiction, (ii) the OECD Standard for Automatic Exchange of Financial Account Information in Tax Matters – the Common Reporting Standard and any associated guidance; (iii) any intergovernmental agreement, treaty, regulation, guidance, standard or other agreement between the Cayman Islands (or any Cayman Islands government body) and any other jurisdiction (including any government bodies in such jurisdiction), entered into in order to comply with, facilitate, supplement or implement the legislation, regulations, guidance or standards described in the foregoing clauses (i) and (ii); and (iv) any legislation, regulations or guidance in the Cayman Islands that give effect to the matters outlined in the foregoing clauses (i) through (iv).

“AEOI Expenses” has the meaning set forth in Section 4K(v).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Assets” has the meaning set forth in Section 3J(i).

“Basket” has the meaning set forth in Section 6C(i).

“BOM Debt Facility” means that certain Credit Agreement, dated as of January 29, 2021, among Accelerant Holdings LP, the guarantors from time to time party thereto, the lenders from time to time party thereto and Bank of Montreal, as administrative agent, as assigned to (and assumed by) Issuer Holdings on July 2, 2021.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York or the Cayman Islands.

“Class A Convertible Preference Issuance” has the meaning set forth in Section 1.

“Class A Convertible Preference Shares” has the meaning set forth in the A&R Memorandum and Articles of Association.

“Class B Common Shareholder” means Accelerant Holdings LP, a Cayman Islands exempted limited partnership.

“Closing” has the meaning set forth in Section 2A.

“Closing Date” has the meaning set forth in Section 2A. “Closing Payment” has the meaning set forth in Section 2C.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company Fundamental Representations” means those representations and warranties set forth in Sections 3A, 3B (other than the seventh and eighth sentences thereof), 3C (other than the second sentence thereof), 3D and 3E(i).

“Company Group” means the Company and the Company Subsidiaries.

“Company Indemnitee” has the meaning set forth in Section 6B(ii).

“Company Subsidiary” means each Subsidiary of the Company.

“Disclosure Schedules” means the aggregate set of schedules qualifying various representations and warranties set forth in Section 3.

“Disqualification Event” has the meaning set forth in Section 4G(iv).

“Distributor” has the meaning set forth in Section 3AA.

“Employment Laws” has the meaning set forth in Section 3P(i).

“Encumbrance” means any Lien, agreement (other than the applicable Governing Documents and any Transaction Document), voting trust, proxy or other arrangements or restrictions of any kind whatsoever.

“Equity Interests” means any membership interests, partnership interests, capital stock or other equity securities or ownership interests, or securities exercisable or exchange for or convertible into, or other rights to acquire, membership interests, partnership interests, capital stock or other equity securities or ownership interests.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement, any current or future regulations or official interpretations thereunder, any agreement entered into thereunder and any applicable law implementing an intergovernmental agreement or approach thereto.

“Financial Statements” has the meaning set forth in Section 3H(i).

“Fraud” shall be defined in accordance with the laws of the State of New York, without giving effect to its choice of law provisions (but does not include negligent or reckless misrepresentation or omission).

“General Partner” means Accelerant Holdings GP, a Cayman Islands company limited by shares.

“Governing Documents” means, with respect to any Person, its certificate of incorporation, registration or formation (as applicable) and limited liability company agreement, bylaws, memorandum and articles of association, partnership agreement or exempted limited partnership agreement (as applicable) or similar governing documents.

“Governmental Entity” means: (i) any federal, state, province, local, municipal, tribal, foreign or other government; (ii) any governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, entity or regulatory organization and any court or other tribunal); (iii) any Person exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal; and (iv) any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of any federal, state, province, local, municipal or foreign government or other political subdivision or otherwise, or any officer or official thereof with requisite authority.

“IFRS” means International Financial Reporting Standards.

“Indebtedness” means, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums payable as a result of the consummation of the transactions contemplated hereby) arising under, any obligations of the Company or the Material Subsidiaries consisting of (a) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (but excluding any trade payables and accrued expenses arising in the Ordinary Course of Business), (b) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such date, (c) capital leases, (d) to the extent drawn upon, letters of credit, surety bonds and similar instruments issued for the account of the Company or the Material Subsidiaries, (e) interest rate swap contracts, swap contracts, foreign currency exchange contracts or other hedging or similar contracts (including any breakage or associated fees), (f) guarantees of the obligations described in clauses (a) through (e) above of any other Person, or (h) all obligations of the type referred to in clauses (a) through (f) secured by any Encumbrance on any property or asset of the Company or the Material Subsidiaries (whether or not such obligation is assumed by the Company or the Material Subsidiaries). Notwithstanding the foregoing, “Indebtedness” shall not include (i) any deferred franchise fees, (ii) any undrawn portion of any letters of credit, (iii) any inter-company obligations of the Company and the Material Subsidiaries or (iv) any obligations under operating leases.

“Indemnification Notice” has the meaning set forth in Section 6D(i).

“Indemnified Person” means (i) the applicable Company Indemnitee in the case of any indemnification obligation of a Purchaser or (ii) the applicable Purchaser Indemnitee in the case of any indemnification obligation of the Company.

“Indemnifying Party” means (i) the Company, in the case of any indemnification obligation of the Company or (ii) the respective Purchaser, in the case of any indemnification obligation of such Purchaser.

“Initial Closing Purchase Agreement” has the meaning set forth in the Recitals.

“Insurance Contracts” means the insurance or annuity policies and contracts, together with all binders, slips, certificates, endorsements and riders thereto, issued, assumed, renewed, entered into, reinsured, modified or sold by, or on behalf of, any Insurance Subsidiary prior to the Closing Date.

“Insurance Subsidiaries” means the Subsidiaries of the Company identified on the Insurance Subsidiaries Schedule.

“Intellectual Property” means all intellectual property rights recognized under the Laws of any jurisdiction throughout the world, including rights to: (i) patents and patent applications, including all provisionals, continuations, continuations-in-part, divisionals, reissues, reexaminations, renewals and extensions of any of the foregoing; (ii) trademarks, service marks, trade dress, trade names and other indicia of origin, all applications and registrations for any of the foregoing and all goodwill associated therewith; (iii) works of authorship, copyrights, software, databases, mask works, applications and registrations for any of the foregoing and moral rights in any of the foregoing; (iv) internet domain names; and (v) trade secrets, know-how, inventions (whether or not patentable), invention disclosures, algorithms, formulae, processes and confidential information and proprietary information.

“Investment Assets” means any interest in bonds, notes, debentures, mortgage loans, real estate, instruments of indebtedness, stocks, joint venture or partnership interests, and all other equity interests, certificates issued by or interests in trusts, derivatives or other assets acquired or held for investment purposes, including any assignment instruments relating thereto.

“Investment Guidelines and Policies” has the meaning set forth in Section 3X.

“Issuer Holdings” means Accelerant Issuer Holdings LP, a Cayman Islands exempted limited partnership.

“IT Systems” means all software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals and computer systems, including any outsourced systems and processes, in each case, that are owned or used by or for the Company and the Company Subsidiaries in the conduct of their business.

“Knowledge of the Company” means the actual knowledge of Jeffrey Lee Radke, Christopher Lee-Smith or Francis James O’Neill, without any duty of inquiry.

“Latest Balance Sheet” has the meaning set forth in Section 3H(i).

“Latest Balance Sheet Date” has the meaning set forth in Section 3H(i).

“Laws” means any federal, state, local, municipal, foreign or other statute, law, ordinance, regulation, rule, code or principle of common law.

“Leased Real Property” has the meaning set forth in Section 3U.

“Leases” has the meaning set forth in Section 3U.

“Licenses” means all licenses, permits, franchises and approvals from any Governmental Entity, whether foreign, federal, state or local, currently maintained or necessary for the Company or any of the Company Subsidiaries to operate their respective businesses as presently conducted in compliance with all applicable Laws.

“Lien” or “Liens” means any mortgage, pledge, security interest or lien, including any filing of a financing statement as debtor under the Uniform Commercial Code or any similar statute (other than to reflect ownership by a third party of property leased to the Company or any of the Company Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement).

“Lookback Date” means January 1, 2020.

“Losses” means any losses, claims, damages, liabilities or expenses that are incurred in connection with any matter that is subject to indemnification under Section 6.

“Material Adverse Effect” means (A) any event, development, circumstance, change or effect or series of events, developments, circumstances, effects or changes that, individually or in the aggregate is, or is reasonably foreseeable to be, materially adverse to the results of operations, condition (financial or otherwise), assets or liabilities of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall be considered when determining whether a Material Adverse Effect has occurred: (1) any general U.S. political or economic change or circumstance, (2) any circumstance, change or effect resulting from the announcement of the identity of the Purchasers or any action taken by the Purchasers or any of their respective Affiliates in breach of this Agreement or (3) any circumstance, change or effect resulting from any act of terrorism or war, unless, in the case of clauses (1) and (3) the impact on the Company or any Company Subsidiary is disproportionate relative to other similarly situated insurance businesses or (B) a material adverse change or effect on the ability of the Company or any of its Affiliates to perform timely its obligations under this Agreement or the other Transaction Documents.

“Material Contract” has the meaning set forth in Section 3L(i).

“Material Subsidiary” means each of the Company Subsidiaries listed on Appendix B.

“Non-Recourse Party” has the meaning set forth in Section 7O.

“Operating Permit” has the meaning set forth in Section 3V.

“Ordinary Course of Business” means the ordinary course of business of the Company or any Company Subsidiary, as applicable, consistent with past practice.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Permitted Liens” means: (i) statutory Liens for Taxes or other governmental charges and assessments not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established by the Company or any of the Company Subsidiaries; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course of Business which are being contested in good faith and for which adequate accruals or reserves have been established; (iii) municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, building, land use and planning restrictions and regulations imposed by Governmental Entities having jurisdiction over the Leased Real Property which are not violated by the current use of the Leased Real Property; (iv) in the case of Leased Real Property, any Liens to which the underlying fee or any other interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground leases and renewals, extensions, amendments or substitutions thereof; (v) liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, unemployment insurance or other types of social security, (vi) defects of title, easements, rights of way, covenants, restrictions and other similar Liens of record not materially affecting the use or enjoyment of the applicable property by the Company or applicable Company Subsidiary or otherwise materially interfering with the Ordinary

Course of Business, (vii) liens incurred in the Ordinary Course of Business since the Latest Balance Sheet Date that are not material in amount and do not materially interfere with the present or reasonably contemplated use of the relevant asset, (viii) Liens created in connection with investment transactions, including broker liens, securities lending transactions and repurchase agreements executed in the Ordinary Course of Business and (ix) in the case of Intellectual Property, licenses granted in the Ordinary Course of Business.

“Person” means a natural person, an exempted company, an exempted limited partnership, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, any other type of entity, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.

“Personal Data” means all data relating to one or more individual(s) who can be reasonably identified, directly or indirectly, from such data or from such data together with other information which is in the possession of or reasonably accessible to the Company or any of the Company Subsidiaries.

“Plan Assets Entity” has the meaning set forth in Section 4G(v).

“Predecessor” means Accelerant Holdings (Cayman) Ltd., a Cayman Islands exempted company.

“Proceedings” has the meaning set forth in Section 3N.

“Purchasers” has the meaning set forth in the Preamble.

“Purchaser Indemnitee” has the meaning set forth in Section 6B(i).

“Registered Intellectual Property” means all Intellectual Property that is registered (or the subject of an application for registration) with any Governmental Entity (or, in the case of internet domain names, any authorized private registrar).

“Reinsurance Agreement” has the meaning set forth in Section 3W.

“Reinsurance Subsidiary” means Accelerant Re Ltd., a Cayman Islands exempted limited partnership.

“Reorganization” has the meaning set forth in Section 3G.

“Reserves” means the aggregate statutory actuarial reserves and other actuarial amounts held in respect of the Insurance Contracts.

“SAP” means, to the extent applicable, the statutory accounting principles and practices prescribed by Governmental Entities with which certain members of the Company Group file annual statements.

“Second Closing Purchase Agreement” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933.

“Shareholders Agreement” has the meaning set forth in Section 2B(ii).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of the limited liability company, partnership, association or other business entity gains or losses or shall be or control any manager or managing member (in the case of a limited liability company) or general partner (in the case of a partnership).

“Survival Date” has the meaning set forth in Section 6A.

“Tax” (and, with correlative meaning, “Taxes”) means any net income, capital gains, gross income, gross receipts, net receipts, sales, use, transfer, ad valorem, value added, franchise, profits, license, capital, withholding, payroll or other employment, estimated, goods and services, severance, excise, stamp, registration, recording, occupation, premium, personal property, real property, social security, alternative or add-on, windfall profits or other tax or customs duties or amount imposed by (or otherwise payable to) any Governmental Entity, together with any interest, penalties and other additions to tax assessed, imposed, or otherwise due under applicable Laws with respect to taxes.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendments, in each case if required to be submitted to a Governmental Entity.

“Transaction Documents” means this Agreement, the A&R Memorandum and Articles of Association, the Shareholders Agreement and any other agreement, document, instrument or certificate contemplated by this Agreement or to be executed in connection with the consummation of the transactions contemplated by this Agreement.

Section 6. Indemnification.

6A. Survival of Representations and Warranties. The representations and warranties of the Parties contained in Section 3 and Section 4 of this Agreement shall survive the Closing until the date that is 18 months after the Closing Date; provided that the Company Fundamental Representations shall survive the Closing until the date that is 60 days following the expiration of the relevant statute of limitations. The covenants and other agreements of the Parties contained in this Agreement that contemplate performance after the Closing shall survive the Closing until they are otherwise fully performed, waived or terminated, whether by their express terms or as a matter of applicable Law. The date upon which any representation, warranty, covenant or other agreement contained herein shall terminate is referred to as the “Survival Date.” Notwithstanding the foregoing, if an Indemnified Person delivers to the Indemnifying Party an Indemnification Notice based upon a breach of any covenant, agreement, representation or warranty in accordance with Section 6D before the applicable Survival Date, then such covenant, agreement, representation or warranty shall survive until, and only for purposes of, the resolution of the matter covered by such Indemnification Notice.

6B. Indemnification Generally.

(i) Indemnification by the Company in Favor of the Purchasers. The Company agrees to indemnify, defend and hold harmless each Purchaser, such Purchaser’s Affiliates and each of its and their respective directors, managers, officers, employees and agents (each, a “Purchaser Indemnitee”) for any and all Losses they may suffer, sustain or incur arising from, in connection with or as a result of: (a) the inaccuracy or breach of any representation or warranty of the Company contained in Section 3 or (b) the breach or non-performance of any agreement or covenant of the Company contained in this Agreement.

(ii) Indemnification by the Purchasers in Favor of the Company. Each Purchaser (severally and not jointly) agrees to indemnify, defend and hold harmless the Company, the Company’s Affiliates and each of its and their respective directors, managers, officers, employees and agents (each, a “Company Indemnitee”) for any and all Losses they may suffer, sustain or incur arising from, in connection with or as a result of: (a) the inaccuracy or breach of any representation or warranty of such Purchaser contained in Section 4 or (b) the breach or non-performance of any agreement or covenant of such Purchaser contained in this Agreement.

6C. Limitations on Indemnification.

(i) Basket. With respect to any Purchaser, the Purchaser Indemnitees associated with such Purchaser shall not have the right to be indemnified pursuant to Section 6B(i)(a) unless and until such Purchaser Indemnitees shall have incurred on a cumulative basis aggregate Losses of at least 1% of the portion of Closing Payment attributable to such Purchaser on Appendix A (the “Basket”), in which event the right to be indemnified shall apply only to the amount of Losses in excess of the Basket; provided, however, that the Basket shall not apply to claims based on Fraud or a breach of a Company Fundamental Representation.

(ii) Indemnity Caps. The sum of all Losses pursuant to which indemnification is payable by the Company pursuant to Section 6B(i)(a) shall not exceed, in the aggregate, 10% of the Closing Payment and the sum of all Losses pursuant to which indemnification is payable by the Company pursuant to Section 6B(i)(a) shall not exceed, with respect to the Purchaser Indemnitees associated with any Purchaser, in the aggregate, 10% of the portion of the Closing Payment attributable to such Purchaser on Appendix A; provided, however, that the limitations in this sentence shall not apply to any claim based on Fraud or breach of a Company Fundamental Representation. The sum of all Losses pursuant to which indemnification is payable by the Company pursuant to Section 6B shall not exceed, in the aggregate, the Closing Payment.

(iii) Knowledge Savings. The representations, warranties and covenants of the Company, and Purchasers’ rights to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of any Purchaser (including by any of its advisors, consultants or representatives) or by reason of the fact that any Purchaser or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate. The Company acknowledges that, regardless of any investigation or due diligence inquiry conducted by or on behalf of any Purchaser, and regardless of the results of any such investigation or inquiry, the Purchasers have entered into this Agreement in express reliance upon the representations and warranties of the Company made in this Agreement.

(iv) Damages Exclusions. The Parties expressly acknowledge and agree that there shall be no indemnification by an Indemnifying Party for any (a) special, (b) punitive, (c) exemplary or (d) other damages that are not the natural, probable and reasonably foreseeable result of the act or event giving rise to the Loss, other than to the extent any damages referenced in the foregoing clauses (a) through (d) are paid or payable to a third party claimant.

(v) No Duplication of Recovery. Any Loss under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to the Loss constituting a breach of more than one representation, warranty, covenant or agreement.

(vi) For purposes of indemnification under this Article 6, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or similar qualification, and without regard to any qualification or requirement that a matter be or not be “reasonably expected” to occur, contained in or otherwise applicable to such representation or warranty.

6D. Indemnification Procedures.

(i) Any Indemnified Person shall promptly (and, in any event, within 30 days of a third party claim) notify the applicable Indemnifying Party in writing of any pending or threatened claim or demand that the Indemnified Person has determined would reasonably be expected to give rise to such right of indemnification (including a pending or threatened claim or demand asserted by a third party against the Indemnified Person), specifying in reasonable detail the nature and basis of such claim and a reasonable estimate of the amount thereof, to the extent known (such notice, an “Indemnification Notice”); provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article 6 except to the extent the Indemnifying Party is materially prejudiced by such failure; provided further that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of the applicable Survival Period.

(ii) Upon receipt of an Indemnification Notice, the Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle the matter described in the applicable Indemnification Notice, it shall promptly, and in no event later than 10 days after receipt of the Indemnification Notice, notify the Indemnified Person of its intention to do so, and the Indemnified Person shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Person’s possession or control. Such cooperation of the Indemnified Person shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Person of its intent to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Person in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Person shall be entitled (a) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (b) if (1) the Indemnifying Party has, within 10 Business Days of receipt of an Indemnification Notice involving a third party claim (other than a claim by a Governmental Entity with respect to Taxes) failed (x) to assume the defense or employ counsel or (y) to notify the Indemnified Person of such assumption or (2) if the defendants in any such action include both the Indemnified Person and the Indemnifying Party and counsel to the Indemnified Person shall have concluded that there may be reasonable defenses available to the Indemnified Person that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Person reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Person shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Person, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Person.

6E. Tax Treatment. Any payment in respect of indemnification pursuant to this Section 6 shall be treated as an adjustment to the Closing Payment for U.S. federal and applicable state, local and non-U.S. Tax purposes to the extent permitted by Law.

6F. Exclusive Remedy. The rights of the Purchaser Indemnitees under this Section 6 shall be the sole and exclusive remedies of the Purchasers and the other Purchaser Indemnitees with respect to claims under this Agreement or otherwise relating to the transactions that are the subject of this Agreement.

Section 7. Covenants; Miscellaneous Provisions.

7A. Press Release and Announcements. Unless required by Law, no press releases or other releases of information related to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby (i) will be issued or released without the prior written consent of the Company or (ii) will expressly identify any Party (or any of its Affiliates) by name without such Party’s prior written consent; provided, that each Party shall be permitted to disclose information related to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby (a) to such Party’s (or to such Party’s Affiliates’) advisors, employees, insurers, officers, directors, limited partners, equity owners, prospective investors, financing sources, accountants and consultants so long as such Persons are apprised of the confidential nature thereof, and (b) in response to a routine request by a regulatory or self-regulatory authority, or in connection with a routine audit or examination by a bank examiner or auditor.

7B. Consent to Amendments. This Agreement may be amended, or any provision of this Agreement may be waived, only if set forth in a writing executed by the Company; provided, however, that no amendment to this Agreement shall materially and disproportionately adversely affect any Purchaser without the prior written consent of such Purchaser. No course of dealing between or among the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

7C. Successors and Assigns. This Agreement and all of the covenants and agreements contained herein and all of the rights, interests and obligations hereunder, by or on behalf of any of the Parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties hereto whether so expressed or not. Notwithstanding the foregoing, neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by any Purchaser without the prior written consent of the Company.

7D. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

7E. Counterparts. This Agreement may be executed simultaneously in counterparts (and such counterparts may be delivered by means of facsimile or electronic transmission), any one of which need not contain the signatures of more than one Party, and each counterpart shall be deemed an original, but all such counterparts taken together shall constitute one and the same Agreement.

7F. Descriptive Headings; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant. Any reference in this Agreement to a document or other item of information having been “made available” means such document or other item of information was provided or made available to each Purchaser or its representatives in the electronic data room to which such Purchaser and its representatives have been provided access in connection herewith. Any reference to any agreement or document is to that agreement or document as amended, novated, supplemented or replaced from time to time. Any reference to any statute includes reference to such statute as amended or modified from time to time and includes any effecting rules or regulations promulgated thereunder. To the extent that any threshold in Section 3 is stated in United States dollars but is used in reference to an asset that is denominated in another currency (e.g., material contracts with payment obligations stated in Euros or Sterling), the Parties intend to apply the same exchange rate, with respect to any such currency, as used in the December 31, 2020 Financial Statements.

7G. Entire Agreement. This Agreement, including the Disclosure Schedules, and the other Transaction Documents contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

7H. No Third-Party Beneficiaries. Except for Section 6 (with respect to the Purchaser Indemnitees and the Company Indemnitees) and Section 7O (with respect to the Non-Recourse Parties), this Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder.

7I. Governing Law. All issues and questions concerning the construction, validity, negotiation, performance, enforcement and interpretation of this Agreement (whether in contract or tort or otherwise) and the Schedules and Exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

7J. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt.

All communications to any Purchaser shall be sent to the addresses set forth therefor on Appendix A.

All communications to the Company shall be sent to:

Accelerant Holdings

PO Box 309

Ugland House, Grand Cayman, KY1-1104

Cayman Islands

Attention: Nancy Hasley

General Counsel, Global

With a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Attention: Anthony J. Ribaudo

Facsimile: (312) 853-7036

Email: aribaudo@sidley.com

and

Sidley Austin LLP

2021 McKinney Avenue

Dallas, TX 75201

Attention: Ryan M. Scofield

Facsimile: (214) 981-3400

Email: rscofield@sidley.com

7K. No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

7L. WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7L.

7 . Submission to Jurisdiction. The Parties agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in New York, New York, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.

7A. Further Assurances. Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments as any other Party shall reasonably request to confirm the transactions provided for in this Agreement or any other Transaction Document to accomplish the purpose of this Agreement or any other Transaction Document or to assure to the other Parties the benefits of this Agreement or any other Transaction Document.

7B. No Recourse. All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the Parties. To the fullest extent permitted by Law, no Person other than the Company or the Purchasers, including no past, present or future director, officer, employee, incorporator, member, partner, stockholder, subsidiary, Affiliate, vendor, service provider, agent, attorney or representative thereof, nor any past, present or future director, officer, employee, incorporator, member, partner, stockholder, subsidiary, Affiliate, vendor, service provider, agent, attorney or representative of any of the foregoing (the “Non-Recourse Parties”) shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach, and, to the maximum extent permitted by Law, each of the Parties hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Non-Recourse Party.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Unit Purchase Agreement on the date first written above.

COMPANY

ACCELERANT HOLDINGS,
a Cayman Islands Exempted Company

By:	/s/ Jeff Radke
Name: Jeff Radke
Title: Director

[Signature Page to Securities Purchase Agreement]

PURCHASERS

ACP ACCELERANT CO-INVEST, LLC

By: ACP Insurance Management, LLC
Its: Managing Member

By:	/s/ Keoni Schwartz
Name: Keoni Schwartz
Title: Managing Member

[Signature Page to Securities Purchase Agreement]

BARINGS BDC, INC.
By: Barings LLC as Investment Manager

By:	/s/ Michael Searles
Name: Michael Searles
Title: Managing Director

BARINGS CAPITAL INVESTMENT
CORPORATION
By: Barings LLC as Investment Adviser

By:	/s/ Michael Searles
Name: Michael Searles
Title: Managing Director

BARINGS PRIVATE CREDIT CORPORATION
By: Barings LLC as Investment Adviser

By:	/s/ Michael Searles
Name: Michael Searles
Title: Managing Director

BARINGS GLOBAL SPECIAL SITUATIONS CREDIT FUND 4 (DELAWARE), L.P.
By: Barings LLC as Investment Adviser

By:	/s/ Michael Searles
Name: Michael Searles
Title: Managing Director

BARINGS GLOBAL SPECIAL SITUATIONS CREDIT 4 (LUX) S.À R.L.
acting by its attorney Barings LLC

By:	/s/ Michael Searles
Name: Michael Searles
Title: Managing Director

[Signature Page to Securities Purchase Agreement]

/s/ Frank O’Neill
Frank O’Neill

[Signature Page to Securities Purchase Agreement]

/s/ Hugh Burgess
Hugh Burgess

[Signature Page to Securities Purchase Agreement]

/s/ Mike McAuliffe
Mike McAuliffe

[Signature Page to Securities Purchase Agreement]

/s/ Keith Harrison
Keith Harrison

[Signature Page to Securities Purchase Agreement]

/s/ Chelsea Perkins
Chelsea Perkins

[Signature Page to Securities Purchase Agreement]

/s/ Aaron Brinkman
Aaron Brinkman

[Signature Page to Securities Purchase Agreement]

/s/ Duncan Cottam
Duncan Cottam

[Signature Page to Securities Purchase Agreement]

/s/ Ryan Schiller
Ryan Schiller

[Signature Page to Securities Purchase Agreement]

/s/ Nancy Hasley
Nancy Hasley

[Signature Page to Securities Purchase Agreement]

/s/ William G. Johnson III
William G. Johnson III

[Signature Page to Securities Purchase Agreement]

/s/ Gary Brown
Gary Brown

[Signature Page to Securities Purchase Agreement]

/s/ Jayme Mendal
Jayme Mendal

[Signature Page to Securities Purchase Agreement]

/s/ Kevin Hovi
Kevin Hovi

[Signature Page to Securities Purchase Agreement]

/s/ Wendy Harrington
Wendy Harrington

[Signature Page to Securities Purchase Agreement]

DHIREN P. JHAVERI 2021 IRRECOVABLE TRUST

By:	/s/ Thomas Majewski
Name: Thomas Majewski
Title: Trustee

[Signature Page to Securities Purchase Agreement]

/s/ Peter Blanc
Peter Blanc

[Signature Page to Securities Purchase Agreement]

DAVID ALAN GOLDBERG DECLARATION OF TRUST

By:	/s/ David A. Goldberg
Name: David A. Goldberg
Title: Trustee

[Signature Page to Securities Purchase Agreement]

/s/ Chris Hobbs
Chris Hobbs

[Signature Page to Securities Purchase Agreement]

THINKING OPERATIONS LIMITED

By:	/s/ Michael Gould
Name: Michael Gould
Title: Director

[Signature Page to Securities Purchase Agreement]

/s/ Carolyn Johnson
Carolyn Johnson

[Signature Page to Securities Purchase Agreement]